CONTRACTOR AGREEMENT

Contractor:	**UPO, Inc.**
Contact Name:	Philippe Erwin
Address:	
Telephone Numbers:	+1 310 562 7415
Email Address:	philippe@robotcache.com
Effective Date:	April 1st, 2018

This Contractor Agreement (the "***Agreement***") is entered into by and between Robot Cache (the "***Company***"), and the individual or entity identified as Contractor above ("***Contractor***"), and is effective as of the date stated above (the "***Effective Date***"). This Agreement shall include the attached Standard Terms and Conditions (the "***Standard Terms***"), which are hereby incorporated by reference.

SERVICES & COMPENSATION. Contractor shall provide the following services (the "***Services***") to the Company in exchange for the specified fees (the "***Compensation***"):

Services:

- Contractor will provide senior business development and legal counsel for the Company.

Compensation:

- Contractor will be paid eighteen thousand seven hundred and fifty US Dollars (USD 18,750) per month starting on the Effective date

Accepted and agreed:

ROBOT CACHE, S.L.

By: ______________________
Name: Lee Jacobson
Title: CEO

UPO, INC.

By: ______________________
Name: Philippe Erwin
Title: President

STANDARD TERMS & CONDITIONS

1. **Ownership.** The Company will be the sole owner of all deliverables and any materials, inventions, processes, techniques, and data, including any and all intellectual property thereto developed or made by Contractor in connection with performing the Services ("***Work Product***"). The Work Product shall be deemed a "work made for hire," as such term is defined in the United States Copyright Act, for Company as copyright owner; and to the extent the Work Product does not qualify as a "work made for hire" as defined by the United States Copyright Act, Contractor hereby irrevocably assigns and transfers to Company and its successors and assigns all rights in and to the Work Product, including, but not limited to, patents, copyrights, trademarks, trade secrets, and other rights and all renewals or extensions thereof. Contractor will cooperate with the Company by, among other things, signing any documentation reasonably required by the Company to vest title to the Work Product in the Company, and to prepare and file any applications with any governmental authority to protect the Work Product. Contractor hereby irrevocably designates and appoints Company as its agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in its behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of this Section 1 with the same legal force and effect as if executed by Contractor.

2. **Confidentiality.** Except in connection with the performance of the Services, Contractor will not, either directly or indirectly, divulge, disclose, or otherwise communicate to any third party any plans, strategies, patents, trademarks, copyrights, trade secrets, or other confidential information possessed by or relating to the Company or the Company's clients, nor any other material that is otherwise designated verbally or in writing by the Company as confidential (collectively, "***Confidential Information***"). Confidential Information shall not include information that: (a) is or becomes a matter of public knowledge through no fault of Contractor; (b) was rightfully in Contractor's possession free of any obligation of confidence before it was communicated to Contractor by the Company; (c) was rightfully disclosed to Contractor by another person without restriction as to use or disclosure; or (d) is independently developed by Contractor without use of or reference to Confidential Information.

3. **Independent Contractor Status.** In performing the Services, Contractor will act as an independent contractor and not as an employee or agent of the Company.

4. **Taxes.** The Company will not withhold and remit applicable taxes due unless required by law, and each party shall be responsible for its own taxes, dues, assessments, and other state and federal payments required by law in connection with the Services. Contractor will provide the Company with the requisite tax documentation promptly following execution of this Agreement (*e.g.*, Form W-9, Form W-8BEN).

5. **Term.** This Agreement will commence on the Effective Date and will remain in effect until terminated by either party as provided in Section 6 below.

6. **Termination.** Either party may terminate the Agreement, for any reason or no reason, upon ten (10) business days written notice to the other party.

7. **Representations and Warranties.** Contractor represents and warrants that: (a) the Services will be performed to the best of its ability and in a professional and workmanlike manner; (b) the Services will be performed in compliance with all applicable laws and regulations; (c) neither the Services nor the Work Product will infringe the rights of any third party; and (e) it has full power and authority to enter into this Agreement and to provide the Services in accordance with this Agreement. The Company represents and warrants that: (a) it has full power and authority to enter into this Agreement; (b) the execution of this Agreement does not violate any agreements, rights or obligation existing between Company and any third party; and (c) Company is in compliance with all applicable laws and regulations.

8. **Indemnification.** Contractor shall indemnify and hold Company harmless against all claims, expenses, or liabilities of any kind (including attorneys' fees) relating to Contractor's breach of any of its representation and warranties in this Agreement. Company shall indemnify and hold Contractor harmless against all claims, expenses, or liabilities of any kind (including attorneys' fees) relating to Company's breach of any of its representations and warranties in this Agreement.

9. **Governing Law.** This Agreement and all performance under this Agreement shall be governed by the laws of Spain, without regard to conflict of law principles. In any dispute relating to this Agreement, the parties hereto admit venue and submit themselves to the exclusive jurisdiction of Spain.

10. **Attorneys' Fees.** In the event that either party is required to obtain the assistance of an attorney in order to enforce the terms of this Agreement, the party prevailing in such an enforcement action will be entitled to recovery of all reasonable attorney's fees in connection with such action.

11. **Severability.** In the event any provision of this Agreement is determined to be invalid, prohibited or unenforceable by a court or other body of competent jurisdiction, this Agreement shall be construed as if such invalid, prohibited or unenforceable provision has been more narrowly drawn so as not to be invalid, prohibited or unenforceable.

12. **Waiver.** No waiver of any provision of this Agreement will be effective unless it is in writing and signed by both parties, and no such waiver will result in the waiver of any other provision of this Agreement. Failure of either party at any time to enforce any of the provisions of this Agreement will not be construed as a waiver of such provisions or in any way affect the validity of this Agreement or parts thereof.

13. **Notices (Physical and Email).** All notices or other communication required or permitted to be given pursuant to this Agreement shall be addressed to the parties at the addresses set forth herein or at such other address as the parties shall designate in writing from time to time. All notices under this Agreement shall be deemed to have been duly given or made if sent by email with a confirmation copy sent by one of the following means: (i) registered or certified U.S. or national mail service mail, return receipt requested, (ii) hand delivered, or (iii) sent by prepaid overnight courier such as Federal Express. Each notice or other communication shall be deemed to have been given or made on the date of actual receipt by the recipient.

14. **Entire Agreement; Amendment.** This Agreement is the parties' final, exclusive and complete understanding and agreement, and supersedes all prior and contemporaneous understandings and agreements relating to the subject matter of this Agreement. This Agreement may be amended only by a writing signed by both parties.

15. **Counterparts; Original.** This Agreement may be executed in counterparts which, when taken together, will constitute one Agreement. Copies of this Agreement will be equally binding as originals and faxed or scanned and emailed counterpart signatures will be sufficient to evidence execution.

16. **Assignment.** Neither party may assign any rights or obligations under this Agreement without the advance written consent of the other party, which may be withheld in its sole discretion.